Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report on The Alger American Fund dated January 31, 2007 in this Registration Statement of The Alger American Fund (Form N-1A No. 811-5550).

ERNST & YOUNG LLP

New York, New York
October 5, 2007